FORM OF UNIROYAL SECURITY AGREEMENT







                         UNIROYAL SECURITY AGREEMENT

                             Dated August 21, 1996

                                    From

                   THE PERSONS LISTED ON THE SIGNATURE PAGES
                                    HEREOF

                                 as Pledgors

                                       to

                            CITICORP USA, INC.,

                               as Agent


T A B L E  O F  C O N T E N T S


Section                                                        Page


1.  Grant of Security                                           2
2.  Security for Obligations                                    4
3.  Pledgors Remain Liable                                      4
4.  Delivery of Security Collateral and Account Collateral      5
5.  Maintaining the Collection Account, the Cash
    Concentration Account and the L/C Cash Collateral Account   5
6.  As to Account Collateral                                    6
7.  Investing of Amounts in the Cash Concentration Account
    and the L/C Cash Collateral Account                         7
8.  Release of Amounts                                          7
9.  Representations and Warranties                              7
10.  Further Assurances                                         9
11.  As to Inventory                                           10
12.  Insurance                                                 10
13.  Place of Perfection; Records; Collection of Receivables   11
14.  Transfers and Other Liens                                 12
15.  Agent Appointed Attorney-in-Fact                          12
16.  Agent May Perform                                         12
17.  The Agent's Duties                                        13
18.  Remedies                                                  13
19.  Indemnity and Expenses                                    14
20.  Amendments; Waivers; Etc                                  15
21.  Addresses for Notices                                     15
22.  Continuing Security Interest; Assignments                 16
23.  Release and Termination                                   16
24.  Security Interest Absolute                                17
25.  Execution in Counterparts                                 17
26.  Governing Law; Terms                                      18

Schedule I-Trade Names
Schedule II-Locations of Inventory
Schedule III-Pledged Debt
Schedule IV-Chief Executive Offices of Pledgors

Exhibit A-Form of Uniroyal Security Agreement Supplement


                     UNIROYAL SECURITY AGREEMENT


UNIROYAL SECURITY AGREEMENT dated August 21, 1996 made by the Persons listed on the signature pages hereof and the Additional Pledgors (as defined in Section 20(b)) (such Persons so listed and the Additional Pledgors being, collectively, the "Pledgors") to CITICORP USA, INC. as agent (in such capacity, the "Agent") for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENTS.

(1)Uniroyal Chemical Company, Inc. (the "Uniroyal Borrower") has entered into a Credit Agreement dated as of August 21, 1996 (said Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"; capitalized terms used herein and not otherwise defined herein are used herein as therein defined) with Crompton & Knowles Corporation, Crompton & Knowles Colors Incorporated, Davis-Standard Corporation, Ingredient Technology Corporation, the lender parties party thereto (the "Lender Parties"), Citicorp Securities, Inc., as Arranger, Citicorp USA, Inc., as Agent and The Chase Manhattan Bank, as Managing Agent.

(2)The Uniroyal Borrower maintains a non-interest bearing cash collection account (the "Collection Account") with Citibank, N.A. ("Citibank") at its office at 399 Park Avenue, New York, New York 10043, Account No. 4055-5094, in the name of the Uniroyal Borrower but under the sole control and dominion of the Agent and subject to the terms of this Agreement.

(3)The Uniroyal Borrower maintains a non-interest bearing cash concentration account (the "Cash Concentration Account") with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 4049-8376, in the name of the Uniroyal Borrower and subject to the terms of this Agreement.

(4)The Uniroyal Borrower has opened a non-interest (but subject to investment pursuant to Section 6) cash collateral account (an "L/C Cash Collateral Account") with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 4070-5742, in the name of the Uniroyal Borrower and subject to the terms of this Agreement.

(5)Each Pledgor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit
Agreement.

(6)It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry by the Hedge Banks into Bank Hedge Agreements with the Borrowers from time to time that each Pledgor shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and to issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Bank Hedge Agreements with the Borrowers from time to time, each Pledgor hereby agrees with the Agent for the ratable benefit of the Secured Parties as follows:

SECTION 1. Grant of Security. Each Pledgor hereby assigns and pledges to the Agent for the ratable benefit of the Secured Parties, and hereby grants to the Agent for the ratable benefit of the Secured Parties a security interest in, the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Pledgor, wherever located and whether now or hereafter existing (collectively, the "Collateral"):

(a)all of such Pledgor's right, title and interest, whether now owned or hereafter acquired, in and to all inventory in all of its forms, wherever located, now or hereafter existing (including, but not limited to, (i) all herbicides, agricides, insecticides, foliar nutrients, plant growth regulants, fungicides, seed treatment chemicals and equipment, chemicals and polymers and specialty chemicals and raw materials and work in process therefor, finished goods thereof and materials used or consumed in the manufacture or production thereof, (ii) inventory in which such Pledgor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Pledgor has an interest or right as consignee) and (iii) inventory that is returned to or repossessed by such Pledgor), and all accessions thereto and products thereof and documents therefor (any and all such inventory, accessions, products and documents being the "Inventory");

(b)all of such Pledgor's (i) right, title and interest, whether now owned or hereafter acquired, in and to all accounts, contract rights, chattel paper, instruments, deposit accounts, general intangibles and other obligations of any kind, now or hereafter existing, but only to the extent the foregoing arise out of or in connection with, and constitute a right of payment of money or other property for, the sale or lease of goods or the rendering of services other than intercompany royalty payments, licensing fees, technology transfer payments and other similar intercompany payments (to the extent not referred to in clause (c) below, the "Receivables") and (ii) rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to the Receivables (the "Related Contracts");

(c)all of such Pledgor's right, title and interest in and to the following (collectively, the "Account Collateral"):

(i)the Cash Concentration Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Concentration Account;

(ii)the Collection Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account;

(iii)the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such L/C Cash Collateral Account;

(iv)all Pledged Accounts (as hereinafter defined), all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Accounts;
(v)all Other Accounts (as hereinafter defined), all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(vi)all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of such Pledgor in substitution for or in addition to any or all of the then existing Account Collateral; and

(vii)all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(d)All of the following (the "Security Collateral"):

(i)the indebtedness (whether or not evidenced by instruments) set forth opposite such Pledgor's name on Schedule III hereto and issued by the obligors indicated therein (collectively referred to herein as the "Initial Pledged Debt", and together with the indebtedness referred to in clause (ii) below, the "Pledged Debt") and the instruments (if any) evidencing such Initial Pledged Debt, all security therefor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Initial Pledged Debt; and

(ii)all additional indebtedness from time to time owed to such Pledgor by any obligor of the Initial Pledged Debt (whether or not evidenced by instruments) and the instruments evidencing such indebtedness (if any), and all additional indebtedness owed to such Pledgor by any other obligor to the extent required pursuant to Section 5.01(k) of the Credit Agreement, all security therefor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(e)all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a), (b), (c) and (d) of this
Section 1) and, to the extent not otherwise included, all
(i) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (ii) cash.

 SECTION 2. Security for Obligations. This Agreement secures, in the case of each Pledgor, the payment of all Obligations of such Pledgor now or hereafter existing under the Loan Documents, which shall not exceed, so long as any Uniroyal Indenture remains in effect, the maximum amount of Debt permitted to be incurred by such Pledgor under such Uniroyal Indenture, whether direct or indirect, absolute or contingent, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the "Secured Obligations"). Without limiting the generality of the foregoing, this Agreement secures, as to each Pledgor, the payment of all amounts that constitute part of the Secured Obligations of such Pledgor and that would be owed by such Pledgor to the Secured Parties under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Pledgor.

SECTION 3. Pledgors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Pledgor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4. Delivery of Security Collateral and Account Collateral. All certificates or instruments representing or evidencing any Security Collateral or Account Collateral have been or shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent. If any Event of Default shall have occurred and be continuing, the Agent shall have the right to transfer to or to register in the name of the Agent or any of its nominees any or all of the Security Collateral and Account Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Account Collateral for certificates or instruments of smaller or larger denominations.

SECTION 5.  Maintaining the Collection Account, the Cash
Concentration Account and the L/C Cash Collateral Account. So long as any Advance shall remain unpaid, any Letter of Credit or Bank Hedge Agreement shall be outstanding or any Lender Party shall have any Commitment under the Credit Agreement:

(a)The Pledgor will maintain the Collection Account and the Cash
Concentration Account with Citibank.

(b)It shall be a term and condition of the Collection Account and the L/C Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to such Collection Account or such L/C Cash Collateral Account, as the case may be, and except as otherwise provided by the provisions of Section 8 and Section 18, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from such Collection Account or L/C Cash Collateral Account, as the case may be.

The Collection Account, the Cash Concentration Account and the L/C Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

SECTION 6. As to Account Collateral. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding, any Bank Hedge Agreement shall be in effect or any Lender Party shall have any Commitment under the Credit Agreement:

(a)Each Pledgor shall comply with its current cash management policies and practices, and shall not make any material change to such policies and practices which could adversely affect the interests of the Secured Parties without the prior written consent of the Agent.

(b)Each Pledgor shall instruct each Person obligated at any time to make any payment to such Pledgor for any reason (an "Obligor") to make such payment to a Pledged Account (as defined in Section 9(d)) or to the Collection Account and shall pay to the Agent for deposit in the Collection Account, at the end of each Business Day, all proceeds of Collateral.

(c)Each Pledgor shall not make any deposit in any deposit account other than a deposit in the Cash Concentration Account or an Other Account (as defined in Section 9(d)) or an Excepted Account (as defined in Section 9(d)) in accordance with its then current cash management policies and practices in accordance with Section 6(a), provided that in the case of deposits in the Excepted Accounts, no amount deposited therein shall constitute proceeds of Collateral, other than amounts transferred directly from the Cash Concentration Account.

(d)Upon the occurrence and during the continuance of an Event of Default, at the Agent's request, within 15 Business Days of such request (or such later time as the Agent and Crompton Corp. shall agree), (i) each Pledgor shall give written notice to the Agent of (A) the name and address of each bank with which each Pledged Account or Other Account is maintained by such Pledgor, (B) the account number of each such Pledged Account or Other Account and
(C) the full name under which such Pledged Account or Other Account is maintained, (ii) each Pledgor shall enter into letter agreements (the "Pledged Account Letters") in form and substance satisfactory to the Agent among such Pledgor, the Agent and each bank with which such Pledgor maintains a Pledged Account or, at the option of such Pledgor, shall close such account, (iii) each Pledgor shall enter into letter agreements (the "Other Account Letters", and together with the Pledged Account Letters, the "Blocked Account Letters") in form and substance satisfactory to the Agent among such Pledgor, the Agent and each bank with which such Pledgor maintains an Other Account or, at the option of such Pledgor, shall close such account, (iv) upon any termination of any Pledged Account Letter or other agreement with respect to the maintenance of a Pledged Account, such Pledgor shall promptly notify all Obligors that were making payments to such Pledged Account to make all future payments to another Pledged Account or to the Collection Account, and (v) each Pledgor agrees to close any or all Pledged Accounts and terminate any or all Pledged Account Letters at the request of the Agent upon five Business Days' notice thereof.

SECTION 7. Investing of Amounts in the Cash Concentration Account and the L/C Cash Collateral Account. If requested by the Uniroyal Borrower and until the Uniroyal Borrower in any way amends such request, the Agent will direct Citibank to, subject to the provisions of Section 8 and Section 18, from time to time
(a) invest amounts on deposit in the Cash Concentration Account and the L/C Cash Collateral Account in such Cash Equivalents in the name of the Agent or as to which all action required by
Section 10 shall have been taken as the Uniroyal Borrower may select and the Agent may approve and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Agent or as to which all action required by Section 10 shall have been taken as such Uniroyal Borrower may select and the Agent may approve (the Cash Equivalents referred to in clauses (a) and (b) above being collectively "Collateral Investments"). Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the Cash Concentration Account or the L/C Cash Collateral Account, as the case may be.

 SECTION 8. Release of Amounts. So long as no Event of Default shall have occurred and be continuing, the Agent will direct Citibank to pay and release to the Uniroyal Borrower or at its order or, at the request of the Uniroyal Borrower, apply to the Obligations of the Uniroyal Borrower under the Loan Documents, such amounts on deposit in the Collection Account, the Cash Concentration Account and the L/C Cash Collateral Account at the times and in the amounts specified in the Credit Agreement, or, if such times or amounts are not specified in the Credit Agreement, such amounts on deposit shall be released at the Uniroyal Borrower's direction.

SECTION 9. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a)As of the Effective Date, all of the Inventory is located at the places specified in Schedule II hereto. The chief place of business and chief executive office of such Pledgor and the office where such Pledgor keeps its records concerning the Receivables and all originals of all chattel paper that evidence Receivables, are located at the address specified opposite the name of such Pledgor on Schedule IV. None of the Receivables is evidenced by a promissory note or other instrument which has not been pledged to the Agent for the ratable benefit of the Secured Parties and delivered to the Agent pursuant to the terms of this Agreement.

(b)Such Pledgor is the legal and beneficial owner of the Collateral of such Pledgor free and clear of any Lien, claim, option or rights of others except for the liens and security interests created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral (including, without limitation, general intangibles relating to the Collateral) or listing such Pledgor or any of its Subsidiaries or any trade names of such Pledgor or any of its Subsidiaries as debtor is on file in any recording office, except such as may have been filed in favor of the Agent relating to this Agreement or such as may have been filed in connection with other Liens permitted under the Credit Agreement.

(c)Such Pledgor has exclusive possession and control of the Inventory, except the Inventory locations marked by an asterisk in Schedule II.

(d)Such Pledgor has no lockbox accounts, deposit accounts, disbursement accounts or other accounts other than (i) the deposit accounts into which an Obligor deposits proceeds received in respect of Inventory Receivables or Related Contracts owing to such Pledgor (each a "Pledged Account"), (ii) the other accounts into which such Pledgor deposits proceeds received in respect of Inventory Receivables or Related Contracts owing to such Pledgor (each an "Other Account") and (iii) such other accounts into which no proceeds of Collateral are deposited (each an "Excepted Account").

(e)The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Pledgor by the issuers thereof.

(f)The principal place of business and chief executive office of such Pledgor are located at the address specified opposite the name of such Pledgor on Schedule IV.

(g)Such Pledgor has no trade names except as set forth on
Schedule I hereto; such trade names were adopted in good faith;
and, to the best of such Pledgor's knowledge, there exist no adverse claims against such trade names as of the Effective Date.

(h)This Agreement and the pledge of the Collateral pursuant hereto create in favor of the Agent for the benefit of the Secured Parties a valid and perfected first priority security interest in the Collateral (other than as to matters of perfection and priority of the security interest in the Pledged Accounts and the Other Accounts) of such Pledgor, securing the payment of the Secured Obligations of such Pledgor, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Such Pledgor has not granted any security interest in the Collateral to any other Person.

(i)No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required (i) for the grant by such Pledgor of the assignment and security interest granted hereunder, for the pledge by such Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by such Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereunder (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the Uniform Commercial Code, which financing statements shall have been duly filed within 60 days after the Initial Extension of Credit (or such later date as may be agreed by the Borrowers and the Agent), or (iii) for the exercise by the Agent of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.

(j)The Inventory that has been produced by such Pledgor has been produced in compliance with all requirements of the Fair Labor
Standards Act.

(k)There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

SECTION 10. Further Assurances. (a) Each Pledgor agrees that from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Pledgor will: (i) at the request of the Agent, mark conspicuously each document included in the Inventory of such Pledgor and each chattel paper included in the Receivables of such Pledgor with a legend, in form and substance satisfactory to the Agent, indicating that such document or chattel paper is subject to the security interest granted hereby;
(ii) if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, at the request of the Agent, deliver and pledge to the Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may reasonably request, in order to perfect and preserve the pledge, assignment and security interests granted or purported to be granted hereunder.

(b)Each Pledgor hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of such Pledgor where permitted by law, provided that the Agent shall give reasonably prompt notice of any such filing to such Pledgor. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c)Each Pledgor will furnish to the Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

SECTION 11. As to Inventory. (a) Each Pledgor shall keep the Inventory (other than Inventory sold in the ordinary course of business) at any of the places therefor specified in Section 9(a) or, upon 20 days' prior written notice to the Agent, at such other places in a jurisdiction where all action required by
Section 10 shall have been taken with respect to the Inventory.

(b)Each Pledgor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Inventory, except to the extent not required pursuant to Section 5.01(b) of the Credit Agreement. In producing the Inventory, each Pledgor shall comply with all requirements of the Fair Labor Standards Act.

SECTION 12. Insurance. (a) Each Pledgor shall, at its own expense, maintain insurance with respect to the Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Agent from time to time. Each policy for property damage insurance with respect to Inventory shall provide for all losses (except for losses of less than $250,000 per occurrence) to be paid directly to the Agent. Each such policy shall in addition (i) name the Agent as loss payee,
(ii) provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto and
(iii) provide that at least 10 days' prior written notice of cancellation or of lapse shall be given to the Agent by the insurer. Each Pledgor shall, if so requested by the Agent upon an Event of Default, deliver to the Agent duplicate policies of such insurance and, as often as the Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Pledgor shall, at the request of the Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 10 and use its best efforts to cause the insurers to acknowledge notice of such assignment.

(b)Reimbursement under any liability insurance maintained by the Uniroyal Borrower pursuant to this Section 12 may be paid directly to the Person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Inventory when subsection (c) of this Section 12 is not applicable, the Uniroyal Borrower shall make or cause to be made the necessary repairs to such Inventory or replacements of any Inventory, and any proceeds of insurance maintained by the Uniroyal Borrower pursuant to this Section 12 shall be paid to the Uniroyal Borrower as reimbursement for the costs of such repairs or replacements.

(c)Upon the occurrence and during the continuance of any Event of Default or the actual or constructive total loss (in excess of $250,000 per occurrence) of any Inventory, all insurance payments in respect of such Inventory shall be paid to and applied by the Agent as specified in Section 18(b).

 SECTION 13. Place of Perfection; Records; Collection of Receivables. (a) Each Pledgor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Collateral, and all originals of all chattel paper that evidence Receivables, at the location therefor specified in Section 9(a) or, upon 20 days' prior written notice to the Agent, at such other locations in a jurisdiction where all actions required by Section 10 shall have been taken with respect to the Collateral. Each Pledgor will hold and preserve such records and chattel paper and will permit representatives of the Agent at any reasonable time and from time to time during regular business hours and upon reasonable prior notice to inspect and make abstracts from such records and chattel paper.

(b) Except as otherwise provided in this subsection (b), each Pledgor shall continue to collect in the ordinary course of its business in a manner consistent with past practices, at its own expense, all amounts due or to become due to such Pledgor under the Receivables. The Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to the Pledgor of its intention to do so, to notify the Obligors under any Receivables of the assignment of such Receivables to the Agent and to direct such Obligors to make payment of all amounts due or to become due to such Pledgor thereunder directly to the Agent and, upon such notification and at the expense of such Pledgor, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Pledgor might have done. After receipt by such Pledgor of the notice from the Agent referred to in the preceding sentence and so long as such Event of Default is continuing, (i) all amounts and proceeds (including instruments) received by such Pledgor in respect of the Receivables shall be received in trust for the benefit of the Agent hereunder, shall be segregated from other funds of such Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement) to be deposited in the Collection Account and either (A) released to the Uniroyal Borrower on the terms set forth in Section 8 so long as no Event of Default shall have occurred and be continuing or (B) if an Event of Default shall have occurred and be continuing, applied as provided by Section 18(b) and (ii) such Pledgor shall not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.

SECTION 14. Transfers and Other Liens. Each Pledgor agrees that it shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral of such Pledgor (other than sales, assignments, options and other dispositions permitted under the terms of the Credit Agreement) or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Pledgor, except for the Liens created under the Collateral Documents and any other Liens permitted under the Credit Agreement.

SECTION 15. Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Agent such Pledgor's attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default in the Agent's discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)to obtain and adjust insurance required to be paid to the Agent pursuant to Section 12,

(b)to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Agent with respect to any of the Collateral.

SECTION 16. Agent May Perform. If any Pledgor fails to perform any agreement contained herein, the Agent may, but without any obligation to do so and without further notice, itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Pledgor under Section 19(b). The Agent agrees to notify the Uniroyal Borrower of any such performance; provided, however, that the failure to give such notice shall not affect the Agent's right to perform or the validity of such performance.

SECTION 17. The Agent's Duties. The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.

SECTION 18. Remedies. If any Event of Default shall have occurred and be continuing:

(a)The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at such time (the "Uniform Commercial Code") (whether or not the Uniform Commercial Code applies to the affected Collateral) and also may (i) require any Pledgor to, and each Pledgor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral pledged by it (other than the Receivables and the Account Collateral) as directed by the Agent and make it available to the Agent at a place and time to be designated by the Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)Any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 19) in whole or in part by the Agent for the ratable benefit of the Secured Parties, against all or any part of the Secured Obligations in such order as the Agent shall elect. In determining the amount of any such cash to be applied against the Secured Obligations owing to the Hedge Banks other than Secured Obligations theretofore accrued and unpaid, the Agent shall be fully protected in relying on the Agreement Values of the Bank Hedge Agreements. "Agreement Value" means, for any Bank Hedge Agreement on any date of determination, the amount, if any, that would be payable to the Hedge Bank in respect of "agreement value" as though such Bank Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1992 Edition; each determination of Agreement Value shall be made by the Agent in good faith and in reliance on any information, including information provided by such Hedge Bank, that it believes accurate, but without any obligation to verify such information. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgors or to whomsoever may be lawfully entitled to receive such surplus.

(c)The Agent may exercise any and all rights and remedies of the Pledgors in respect of the Collateral.

(d)All payments received by each Pledgor in respect of the Collateral shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Pledgor and shall be forthwith paid over to the Agent in the same form as so received (with any necessary endorsement).

(e)The Agent may, without notice to the Uniroyal Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against the Uniroyal Borrower's Collection Account, the Cash Concentration Account and the L/C Cash Collateral Account or any part thereof.

SECTION 19.  Indemnity and Expenses.   (a)   Each Pledgor agrees
to defend, protect, indemnify and hold harmless each Secured Party from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the Agent's or such other Secured Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(b)Each Pledgor will upon demand, pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Pledgor, (iii) the exercise or enforcement of any of the rights of the Agent or any other Secured Party against such Pledgor, or (iv) the failure by such Pledgor to perform or observe any of the provisions hereof.

(c)Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Pledgors contained in this
Section 19 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 20. Amendments; Waivers; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b)Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a "Uniroyal Security Agreement Supplement"),
(i) such Person shall be referred to as an "Additional Pledgor" and shall be and become a Pledgor and each reference in this Agreement to "Pledgor" shall also mean and be a reference to such Additional Pledgor, and (ii) the annexes attached to each Uniroyal Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I, II and III hereto, and the Collateral Agent may attach such annexes as supplements to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant hereto.

SECTION 21. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and, if to any Pledgor, mailed, telecopied, telegraphed, telexed or delivered to it, addressed to it c/o Uniroyal Corp. at its address at World Headquarters, Benson Road, Middlebury, CT
06749, Attention: Chief Financial Officer, and if to the Agent, mailed, telecopied, telegraphed, telexed or delivered to it, addressed to it at the address of the Agent specified in the Credit Agreement, or as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopier or telex, be effective when the same is confirmed by telephone, telecopier confirmation or return telecopy or telex answerback, respectively.

SECTION 22. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Collateral Release Date, (b) be binding upon each Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause
(c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement. No Pledgor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

SECTION 23. Release and Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Pledgor, in accordance with the terms of the Loan Documents, the Agent will, at such Pledgor's expense, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and
(ii) the Uniroyal Borrower shall have delivered to the Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Agent and a certification by the Uniroyal Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Agent may request.

(b)Upon the Collateral Release Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the respective Pledgor. Upon any such termination or release, the Agent will, at such Pledgor's expense, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence such termination.

SECTION 24. Security Interest Absolute. The Obligations of each Pledgor hereunder are independent of the Obligations of any other Loan Party under the Loan Documents, and a separate action or actions may be brought or prosecuted against each Pledgor whether action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. All rights of the Collateral Agent and security interests hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional, irrespective of, and each Pledgor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the circumstances described in the Guaranties or any other circumstance that might constitute a discharge available to, or a discharge of, any Borrower or any Guarantor.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

SECTION 25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 26. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms used in Article 9 of the Uniform Commercial Code are used herein as therein defined.

IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



GUSTAFSON, INC.


By
    Title:


GUSTAFSON INTERNATIONAL COMPANY


By
    Title:


LOKAR ENTERPRISES, INC.


By
    Title:


TRACE CHEMICALS, INC.


By
    Title:


UNIROYAL CHEMICAL BRAZIL HOLDING, INC.


By
    Title:


UNIROYAL CHEMICAL COMPANY,
       INC.


By
    Title:


UNIROYAL CHEMICAL CORPORATION


By
    Title:


UNIROYAL CHEMICAL EXPORT
     LIMITED


By
    Title:


UNIROYAL CHEMICAL INTERNATIONAL
     COMPANY


By
    Title:


UNIROYAL CHEMICAL LEASING
     COMPANY, INC.


By
    Title:


SCHEDULE I
TO THE UNIROYAL SECURITY AGREEMENT



TRADE NAMES


Uniroyal Chemical Company, Inc. only sells as Uniroyal Chemical
Company, Inc.


SCHEDULE II
TO THE UNIROYAL SECURITY AGREEMENT

LOCATIONS OF INVENTORY



SCHEDULE III
TO THE UNIROYAL SECURITY AGREEMENT

PLEDGED DEBT

Debt of the Uniroyal Borrower and the Uniroyal Guarantors evidenced by the intercompany promissory note dated
August 21, 1996 made by CK Holding Corporation, CNK
Disposition Corp., Crompton & Knowles Colors Incorporated, Crompton & Knowles Corporation, Crompton & Knowles Overseas Corporation, Davis-Standard Corporation, Ingredient Technology Corporation, Kem Manufacturing Corporation, Gustafson, Inc., Gustafson International Company, Lokar Enterprises, Inc., Trace Chemicals, Inc., Uniroyal Chemical Brazil Holding, Inc., Uniroyal Chemical Company, Inc., Uniroyal Chemical Corporation, Uniroyal Chemical Export Limited, Uniroyal Chemical International Company, Uniroyal Chemical Leasing Company Inc. and Uniroyal Chemical Ltd.



SCHEDULE IV
TO THE UNIROYAL SECURITY AGREEMENT

CHIEF EXECUTIVE OFFICES OF PLEDGORS

Uniroyal Chemical Corporation       Lokar Enterprises, Inc.
c/o Uniroyal Chemical Company,      c/o Uniroyal Chemical
Inc.                                Company, Inc.
Benson Road                         Benson Road
Middlebury, CT  06749               Middlebury, CT  06749
Fed. Tax ID #: 06-1258925

Gustafson International Company    Uniroyal Chemical Company, Inc.
c/o Gustafson, Inc.                Benson Road
1400 Preston Road                  Middlebury, CT  06749
Suite 400                          Fed. Tax ID #: 06-1148490
Plano, TX  75093
Fed. Tax ID #: 75-2295890           Gustafson, Inc.
                                    1400 Preston Road, Suite 400
Uniroyal Chemical Brazil Holding, Inc. Plano, TX  75093
c/o Uniroyal Chemical Company, Inc.  Fed. Tax ID #: 41-0795292
Benson Road
Middlebury, CT  06749                Trace Chemicals, Inc.
06-1237209                           839 Brinkman Drive
Fed. Tax ID #: 06-1237209            Pekin, IL  61554
                                     Fed. Tax ID #: 37-1032576
Uniroyal Chemical Export Limited
c/o Uniroyal Chemical Company, Inc.
Benson Road
Middlebury, CT  06749
Fed. Tax ID #: 06-1431523

Uniroyal Chemical International Company
c/o Gustafson, Inc.
1400 Preston Road
Suite 400
Plano, TX  75093
Fed. Tax ID #:  75-2270460

Uniroyal Chemical Leasing Company, Inc.
c/o Uniroyal Chemical Company, Inc.
Benson Road
Middlebury, CT  06749

EXHIBIT A TO THE UNIROYAL SECURITY AGREEMENT

FORM OF UNIROYAL SECURITY AGREEMENT SUPPLEMENT



Citicorp USA, Inc., as Agent
 under the Credit Agreement
 referred to below
 399 Park Avenue
 New York, New York  10043                      [Date]



Attention:  Robert Kosian



Uniroyal Security Agreement dated as of August 21, 1996 made by Uniroyal Chemical Company, Inc. and the other
Pledgors to Citicorp USA, Inc., as Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Uniroyal Security Agreement (such Uniroyal Security Agreement, as in effect on the date hereof and as it may hereafter be amended, modified or otherwise supplemented from time to time, being the "Uniroyal Security Agreement"). The terms defined in the Uniroyal Security Agreement (or in the Credit Agreement referred to therein) and not otherwise defined herein are used herein as therein defined.

The undersigned hereby agrees, as of the date first above written, to become a Pledgor under the Uniroyal Security
Agreement as if it were an original party thereto and agrees that each reference in the Uniroyal Security Agreement to "Pledgor" shall also mean and be a reference to the undersigned.

The undersigned hereby assigns and pledges to the Agent for the ratable benefit of the Secured Parties, and hereby grants to the Agent for the ratable benefit of the Secured Parties as security for the Secured Obligations a lien on and security interest in, all of the right, title and interest of the undersigned, whether now owned or hereafter acquired, in and to the Collateral owned by the undersigned, including, but not limited to, the property listed on Annex I hereto. Schedules I, II and III to the Uniroyal Security Agreement are hereby supplemented by Annexes I, II and III hereto, respectively. The undersigned hereby certifies that such Annexes have been prepared by the undersigned in substantially the form of Schedules I, II and III to the Uniroyal Security Agreement and are accurate and complete as of the date hereof.

The undersigned hereby makes each representation and warranty set forth in Section 9 of the Uniroyal Security Agreement (as supplemented by the attached Annexes) to the same extent as each other Pledgor and hereby agrees to be bound as a Pledgor by all of the terms and provisions of the Uniroyal Security Agreement to the same extent as each other Pledgor.

This Uniroyal Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL
  PLEDGOR]



By
    Title:

Address of Chief Executive
Office and for Notices:
[Address]